Exhibit 99.1

First Niagara Continues to Position itself for Growth
with First-Time Ratings from Moody’s and S&P

BUFFALO, N.Y. – January 12, 2010 — Moody’s Investors Service and Standard & Poor’s Ratings Services announced this week that they assigned first-time credit ratings of Baa1 and BBB-, respectively, to First Niagara Financial Group, Inc. (NASDAQ: FNFG), complementing the bank holding company’s existing BBB from Fitch Ratings that was last affirmed in July 2009. All three ratings referenced FNFG’s stable outlook.

“In connection with our long-term growth aspirations and the related evolution of our capital structure, we have expanded our rating agency coverage at a time when very few banks have invited such intense scrutiny and are proud to have secured two additional investment-grade ratings,” First Niagara President and Chief Executive Officer John R. Koelmel said. “With these ratings in place, we have enhanced our ability to access the capital markets in support of opportunistic growth while ensuring we maintain healthy regulatory capital ratios. These actions are another component of the capital management strategy we have pursued over the last 18 months that will ensure we are well positioned to compete in the years ahead.”

First Niagara successfully accessed the capital markets on three separate occasions, since September 2008, raising nearly $1 billion in common equity.

First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have $19.3 billion in assets, 254 branches and $13.9 billion in deposits at the close of its acquisition of Harleysville National Corporation, which is expected in February 2010, subject to regulatory and Harleysville shareholder approval. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania. For more information, visit www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com